Exhibit 99.1

1-800-FLOWERS.COM, Inc. Founder and Executive Chairman Jim McCann and the McCann Family Trusts Sell Approximately 2% of Company Holdings for Estate and Tax Planning Purposes

CARLE PLACE, N.Y.--(BUSINESS WIRE)--September 1, 2020--1-800-FLOWERS.COM, Inc. (the “Company”) (NASDAQ: FLWS), a leading ecommerce provider of products and services designed to inspire more human expression, connection and celebration, today announced that Jim McCann, Founder and Executive Chairman, and the McCann Family Trusts recently sold approximately 845,000 shares of 1-800-Flowers.com, Inc. stock for purposes of family tax and estate planning. The sale represents approximately 2% percent of McCann’s and the McCann Family Trusts’ aggregate ownership position in the Company. McCann and the McCann Family Trusts retain beneficial ownership of approximately 40 million shares representing more than 51 percent of the Company’s total shares outstanding. McCann has informed the Company that he currently has no plans to sell any additional shares.

About 1-800-FLOWERS.COM, Inc.

1-800-FLOWERS.COM, Inc. is a leading provider of gifts designed to help customers express, connect and celebrate. The Company’s business platform features our all-star family of brands, including: 1-800-Flowers.com®, 1-800-Baskets.com®, Cheryl’s Cookies®, Harry & David®, PersonalizationMall.com®, Shari’s Berries®, FruitBouquets.com®, Moose Munch®, The Popcorn Factory®, Wolferman’s Bakery℠ and Simply Chocolate®. We also offer top-quality steaks and chops from Stock Yards®. Through the Celebrations Passport® loyalty program, which provides members with free standard shipping and no service charge across our portfolio of brands, 1-800-FLOWERS.COM, Inc. strives to deepen relationships with customers. The Company also operates BloomNet®, an international floral service provider offering a broad-range of products and services designed to help professional florists grow their businesses profitably; Napco℠, a resource for floral gifts and seasonal décor; and DesignPac Gifts, LLC, a manufacturer of gift baskets and towers. 1-800-FLOWERS.COM, Inc. was recognized as the 2019 Mid-Market Company of the Year by CEO Connection. Shares in 1-800-FLOWERS.COM, Inc. are traded on the NASDAQ Global Select Market, ticker symbol: FLWS. For more information, visit 1800flowersinc.com or follow @1800FLOWERSInc on Twitter.

Contacts

Investor Contact:
Joseph D. Pititto
(516) 237-6131
E-mail: invest@1800flowers.com

Media Contact:
Kathleen Waugh
(516) 237-6028
kwaugh@1800flowers.com